CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 63 to Registration Statement No. 2-90309 on Form N-1A under the Securities Act of 1933, of our report dated November 21, 2007, relating to the financial statements and financial highlights of Summit Mutual Funds, Inc. – Apex Series, including Everest Fund, Large Cap Growth Fund, Nasdaq-100 Index Fund, Bond Fund, Short-term Government Fund, High Yield Bond Fund and Money Market Fund appearing in the Annual Report on Form N-CSR of Summit Mutual Funds, Inc. – Apex Series for the year ended September 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
January 30, 2008